Exhibit 99.2

DGT Holdings Announces Completion of the Sale of Its Power Conversion Business

BAY SHORE, N.Y., Aug. 16, 2012 (GLOBE NEWSWIRE) -- DGT Holdings Corp. (OTCBB:DGTC) (the “Company”) today announced that it has completed the previously announced sale of its Power Conversion business to EMS Development Corporation, an affiliate of Ultra Electronics Defense, Inc.

In consideration for the sale of the Power Conversion business, the Company received $12.5 million in cash. In addition, the Company is retaining the facility from which the Power Conversion business operates and entered into a lease with EMS Development Corporation.

The DGT Holdings Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8578

Contact:

DGT Holdings Corp.
John J. Quicke
Chief Executive Officer
Mark A. Zorko
Chief Financial Officer
(631) 231-6400 ext. 323